Exhibit 4.10

RESTRICTED STOCK AGREEMENT

GLOBALOPTIONS GROUP, INC.

AGREEMENT made as of the 18th day of September, 2013 (the “Grant Date”), by and between GlobalOptions Group, Inc. (the “Company”), a Delaware corporation, and IP Navigation Group, LLC, a Texas limited liability company (the “Grantee”).

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of July 11, 2013 (the “Merger Agreement”), by and among the Company, GO Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”), Walker Digital, LLC, a Delaware limited liability company (“Walker Digital”), and Walker Digital Holdings, LLC, a Delaware limited liability company (“WD Holdings”), pursuant to which Merger Sub shall merge with and into WD Holdings, with WD Holdings surviving the merger as a wholly-owned subsidiary of the Company (the “Merger,” with the date of consummation of the Merger being the “Effective Time”);

WHEREAS, Walker Digital previously entered into and is a party under that certain letter agreement dated January 21 and January 24, 2011, as amended on August 8, 2012, by and between Walker Digital and Grantee, relating to strategic advisory, prosecution and related services to be provided by the Grantee to Walker Digital (the “Engagement Agreement”), which Engagement Agreement has been further amended effective at the Effective Time to reduce certain items of compensation for future services to be provided by Grantee, and pursuant to which, Grantee shall provide such future services to GlobalOptions (to be renamed Patent Properties, Inc.) and/or WD Holdings and make other changes, all as set forth therein (the “Revised Engagement Agreement” or “REA”);

WHEREAS, the Company desires to offer to the Grantee shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), all on the terms and conditions hereinafter set forth, with such grant of Granted Shares (as defined below) to constitute a portion of the future compensation payable to Grantee, in exchange for Grantee’s agreement to the terms of the Revised Engagement Agreement and continued provision of services of Grantee, in accordance with the terms and conditions of the Revised Engagement Agreement and herein;

WHEREAS, the Grantee desires to accept said offer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the entry by the parties into the Revised Engagement Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms of Grant. The Company hereby grants to the Grantee, and the Grantee hereby accepts the grant of the Company, subject to and in accordance with the terms of this Agreement, 1,445,000 restricted shares of the Company’s Common Stock (such shares, subject to adjustment pursuant to Section 2.1(f) hereof, the “Granted Shares”) at a per share purchase price of $0.001 (the “Purchase Price”), receipt of which cash consideration in the amount of $1,445.00 is hereby acknowledged by the Company. The grant of the Granted Shares shall be effective at the Effective Time.

2.1. Forfeiture, Vesting and Related Restrictions.

(a) Forfeiture Condition and Vesting.

(i) In the event that, at a time before all or a portion of the Granted Shares have become vested, (A) the Revised Engagement Agreement is terminated either by action of Grantee under REA Section 5(i) or is terminated by action of the Company under REA Section 5(ii), (iii) or (iv), or (B) Grantee has materially breached the Revised Engagement Agreement and failed to cure such breach within 30 days after receipt of written notice of such breach from the Company, then any of the Granted Shares that are at that time not yet vested will immediately forfeit to the Company (or its designee) (the “Forfeiture Condition” and the “Forfeited Shares”, respectively) and all such Forfeited Shares shall be cancelled. Any forfeiture of the Granted Shares shall have no effect on the Revised Engagement Agreement, which will remain governed by the terms contained therein.

(ii) All of the Granted Shares shall vest and become non-forfeitable upon the expiration of the Lock-Up Term (as defined in the lock-up agreement referenced under Section 2.2(b) (the “Lock-Up Agreement”)) ; provided, however, that any unvested Granted Shares shall become immediately vested if Grantee takes action to terminate the Revised Engagement Agreement under REA Section 5(iii) (due to fraudulent or felonious activity of the Company) or the Company has taken action to terminate the Revised Engagement Agreement other than as permitted under REA Section 5(ii), (iii) or (iv) without the written consent of Grantee or otherwise prevents Grantee from substantially performing its services under the Revised Service Agreement after receipt of written notice from Grantee that such circumstances have arisen, and will, if uncured within 30 days of receipt of such notice, result in accelerated vesting of the Granted Shares.

(b) Escrow. For so long as they remain subject to the Forfeiture Condition, the Granted Shares shall be held in escrow by a third-party escrow agent appointed by the Company and the Grantee pursuant to an escrow agreement in the form attached hereto as Attachment A (the “Escrow Agent” and the “Escrow Agreement”, respectively). In accordance with the terms and conditions of the Escrow Agreement, upon the vesting of any Granted Shares under Section 2.1(a)(ii) (i.e., the lapse of the Forfeiture Condition relating to such Granted Shares), the Escrow Agent shall promptly release from escrow and deliver to the Grantee such vested Granted Shares. In the event of a forfeiture of any Granted Shares, the Escrow Agent shall release from escrow the Forfeited Shares, in accordance with the terms and conditions of the Escrow Agreement. Any securities and/or dividends or other distributions distributed in respect of any Granted Shares then held in escrow, including, without limitation, cash dividends, shares issued as a result of stock splits, stock dividends, securities issued in connection with a recapitalization (any of the foregoing, a “Distribution”), shall also be held in escrow in the same manner as the Granted Shares and shall be forfeitable and subject to all restrictions (including restrictions on transferability) and immediately released upon vesting, to the same extent as the Granted Shares in respect of which such Distributions were distributed.

(c) Prohibition on Transfer. All Granted Shares that are still subject to the Forfeiture Condition may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of, whether voluntarily or by operation of law, other than to the Company (or its designee), except that, subject to Section 2.2(b), transfers to employees and affiliates of Grantee may be permitted with the consent of the Company, which consent shall not unreasonably be withheld (and transfers upon the death of any natural person to whom Granted Shares were permitted to be transferred will be permitted under the laws of descent and distribution). The Company shall not be required to transfer any Granted Shares on its books which shall have been sold, assigned or otherwise transferred in violation of this Subsection 2.1(c), or to treat as the owner of such Granted Shares, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such Granted Shares shall have been so sold, assigned or otherwise transferred in violation of this Subsection 2.1(c). Upon any transfer or other disposition of Granted Shares that may be permitted hereunder, the transferee shall be subject to all of the obligations applicable to Grantee under this Agreement, and the Granted Shares so transferred shall remain subject to forfeiture in accordance with the terms hereof and shall be held in escrow pursuant to Section 2.1(b). Nothing in this Section 2.1(c) shall prevent the exercise of voting rights with respect to the Granted Shares.

(d) Grantee Obligations in the Event of Forfeiture. In the event that any Granted Shares are forfeited to the Company, Grantee will take all steps necessary to transfer and deliver the Forfeited Shares to the Company, including delivery of all certificates representing the Forfeited Shares and Distributions with respect to the Forfeited Shares, to the extent it has possession of the same. If the Forfeited Shares, including any Distributions therefrom, are in the possession of the Escrow Agent pursuant to Subsection 2.1(b) above, the Escrow Agent shall immediately take such action as set forth in the Escrow Agreement to transfer record title of such Forfeited Shares together with any Distributions therefrom from the Grantee to the Company (or its designee). The Grantee hereby irrevocably grants the Company a power of attorney for the purpose of effectuating the this Section 2.1(d).

(e) Adjustments.

(i) If the Company shall pay a stock dividend or declare a stock split on or with respect to any of its Common Stock, or otherwise distribute securities of the Company to the holders of its Common Stock, the number of shares of stock or other securities of the Company issued with respect to the Common Stock then subject to the restrictions contained in this Agreement shall be added to and deemed to be part of the Granted Shares subject to this Agreement. If the Company shall distribute to its stockholders securities of another corporation, the securities of such other corporation, distributed with respect to the Common Stock then subject to the restrictions contained in this Agreement, shall be added to and deemed to be part of the Granted Shares subject to this Agreement.

(ii) If the outstanding shares of the Company’s Common Stock shall be subdivided into a greater number of shares or combined into a smaller number of shares, or in the event of a reclassification of the outstanding shares of the Company’s Common Stock, or if the Company shall be a party to a merger, consolidation or capital reorganization, there shall be substituted for the Granted Shares then subject to the restrictions contained in this Agreement such amount and kind of securities as are issued in such subdivision, combination, reclassification, merger, consolidation or capital reorganization in respect of the Common Stock subject to this Agreement.

2.2 Registration Rights; Lock-Up Agreement.

(a) Registration Rights.

(i) The Grantee (including its permitted assignees and transferees) shall be entitled to piggyback registration rights with respect to the Granted Shares. Accordingly, if at any time during the six (6) month period following the Grant Date, the Company shall prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement relating to an offering for its own account or the account of others under the Securities Act of 1933, as amended (the “Securities Act”), any of its equity securities, other than on a Special Registration Statement (as defined below), then, subject to Section 2.2(a)(ii) below, the Company shall deliver to the Grantee a written notice of such determination and, if within seven days after the date of the delivery of such notice, Grantee shall so request in writing, the Company shall include in such registration statement all or any part of such vested Granted Shares as Grantee requests to be registered; provided, however, that the Company shall not be required to register any Granted Shares pursuant to this Section 2.2(a) that are (A) eligible for resale pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required thereunder and without volume or manner-of-sale restrictions or (B) registered for sale under a then-effective Special Registration Statement. The term “Special Registration Statement” means a registration statement relating to any employee benefit plan on Form S-8 or similar form or, with respect to any corporate reorganization or other transaction under Rule 145 of the Securities Act, a registration statement on Form S-4 or similar form. The Company hereby undertakes to keep any such registration statement effective for at least three (3) months following the final vesting date of any Granted Shares. Notwithstanding the foregoing, it is agreed and understood by the Grantee and the Company that in the event the Commission informs the Company that all of the Granted Shares cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement with the other shares to be so registered, the Company will file and/or refile a registration statement covering (x) all of the shares entitled to registration rights under that certain Registration Rights Agreement dated as of March 27, 2012, by and among the Company, Genesis Opportunity Fund, L.P. and Genesis Asset Opportunity Fund, L.P. (the “Genesis Agreement”) and (y) all of the remaining shares entitled to be included in such registration statement on a pro rata basis.

(ii) In the case of an underwritten offering by the Company of securities, the Grantee shall, with respect to Granted Shares to be covered by the applicable registration statement (all of Grantee’s securities to be covered by the registration statement being “Registrable Securities”), enter into an underwriting agreement with the same underwriters engaged by the Company with respect to securities being offered by the Company, and the Company shall cause such underwriters to include in any such underwriting all of the Registrable Securities that the Grantee then desires to sell; provided, however, that such underwriting agreement shall be in substantially the same form as the underwriting agreement that the Company enters into in connection with the primary offering it is making; provided, further, that the Grantee participating in such underwriting shall not be required to make any representations or warranties except as they relate to the Grantee’s ownership of Registrable Securities and authority to enter into the underwriting agreement (including as to the execution, delivery and enforceability thereof) and to the Grantee’s intended method of distribution, or to agree to indemnify the Company, the underwriters or any other person thereunder on terms other than substantially as required by persons other than the Company selling securities under such registration statement; and (B) in the event that, in connection with any underwritten offering, the managing underwriter(s) thereof shall impose a limitation on the number of shares that may be included in the Registration Statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such Registration Statement only such limited portion of the Registrable Securities with respect to which the Grantee has requested inclusion hereunder as the underwriter shall permit; provided, however, that (1) the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities, the holders of which are not contractually entitled to inclusion of such securities in such registration statement or are not contractually entitled to pro rata inclusion with any other securities of the Company to be covered by the applicable registration statement and (2) after giving effect to the immediately preceding proviso, any such exclusion of Registrable Securities shall be made pro rata among the Grantee and the holders of other securities having the contractual right to inclusion of their securities in such Registration Statement, in proportion to the number of securities of the Company eligible for registration under the applicable registration statement held by each such holder.

(b) Lock-Up Agreement. The Grantee, including its assignees and transferees, agrees to enter into the Lock-Up Agreement with the Company, in the form attached hereto as Attachment B, locking up the transfer by the Grantee to any third party of the Granted Shares for a period of six months following the Effective Time.

3. Securities Law Compliance. As a condition to the effectiveness of this Agreement, Grantee shall have delivered to the Company the investment representation statement in the form attached hereto as Attachment C (the “Investment Representation Statement”). Grantee specifically acknowledges and agrees that (i) the Granted Shares are being issued in reliance upon an exemption from registration, and (ii) any sales of Granted Shares shall be made in accordance with the requirements of the Securities Act of 1933, as amended, in a transaction as to which the Company shall have received an opinion of counsel satisfactory to it confirming such compliance. Grantee shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing the Granted Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN TAKEN FOR INVESTMENT AND THEY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SHARES SHALL BE EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS THEN AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS.

4. Legend. All certificates representing the Granted Shares issued to Grantee pursuant to this Agreement shall have endorsed thereon a legend substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN A RESTRICTED STOCK AGREEMENT DATED AS OF SEPTEMBER 18, 2013 WITH THIS COMPANY, A COPY OF WHICH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY OR WILL BE MADE AVAILABLE UPON REQUEST.

5. Dividend, Voting and Other Rights. Grantee will have all of the rights of a stockholder with respect to the Granted Shares, including the right to vote the Granted Shares. The Grantee shall be entitled to receive all dividends and other distributions paid with respect to the Granted Shares, provided that any such dividends or other distributions (whether in the form of cash, shares or other property) will be subject to the same vesting requirements and all other obligations under this Agreement as the underlying Granted Shares and shall be paid at the time the underlying Granted Shares become vested pursuant to Section 2.1 hereof.

6. Tax Liability of the Grantee and Payment of Taxes. Grantee acknowledges and agrees that any income, business enterprise or other taxes due from Grantee with respect to the Granted Shares issued pursuant to this Agreement, including, without limitation, upon lapse of the Forfeiture Condition, shall be the Grantee’s sole responsibility.

7. Notices. Any notices required or permitted by the terms of this Agreement shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

(A) If to the Company before the Effective Time:

GlobalOptions Group, Inc.

415 Madison Avenue, 17th Floor

New York, NY 10017

Attn: Chief Financial Officer

Facsimile: (212) 445-0053

(B) If to the Company after the Effective Time:

GlobalOptions Group, Inc.

Two High Ridge Park

Stamford, CT 06905

Attn: Gary A. Greene, Chief Administrative Officer and General Counsel

Email: GGreene@WalkerDigital.com

(C) If to the Holder:

IP Navigation Group, LLC

[Address]

Attn:

Facsimile:

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

8. Benefit of Agreement. This Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

9. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF. For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts located in New York, New York.

10. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

11. Entire Agreement. This Agreement, together with the Engagement Agreement (as amended) and the Lock-Up Agreement, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement.

12. Modifications and Amendments; Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

13. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Company Representation and Covenant. The Company hereby represents and warrants that, other than the Genesis Agreement and the Registration Rights Agreements executed by those who purchased shares of the Company in response to the primary offering that was conducted concurrently with the closing of the Merger, there is no agreement (oral or written) granting to any holder of shares of the Company any registration rights more favorable than those granted to Holder herein. Further, the Company hereby covenants to the Holder that if, at any time following the Grant Date, the Company grants to an individual or entity any registration rights more favorable than those granted to Holder herein (the “New Terms”), Holder, at its election but without derogating from the vesting and forfeiture provisions hereunder, shall be entitled to receive the benefit of such New Terms with regard to the registration of any or all of its vested Granted Shares. Further, Company covenants that, subject to the terms of Section 2.2(a)(i) hereof, the Granted Shares shall be registered as part of the registration statement filed for the shares purchased in response to the primary offering that was conducted concurrently with the closing of the Merger.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey W. Schiller
Name:	Harvey W. Schiller
Title:	Chairman and Chief Executive Officer

GRANTEE:

IP NAVIGATION GROUP, LLC

By:	/s/ Erich Spangenberg
Name:	Erich Spangenberg
Title:	CEO

WALKER DIGITAL:

WALKER DIGITAL, LLC

By:	/s/ Jay Walker
Name:	Jay Walker
Title:	Authorized Signatory

Attachment A

ESCROW AGREEMENT

Attachment B

LOCK UP AGREEMENT

Attachment C

INVESTMENT REPRESENTATION STATEMENT

GRANTEE:	IP Navigation Group, LLC
COMPANY:	GlobalOptions Group, Inc.
SECURITY:	Common Stock
AMOUNT:	1,445,000 Shares
DATE:	September 18, 2013

The offer and sale of shares of the Company’s Common Stock identified above (the “Granted Shares”), which constitute equity ownership in the Company, to the undersigned (“Grantee,” which term includes any permitted assignees and transferees) has not been qualified or registered under the securities laws of any state, nor registered under the federal Securities Act of 1933, as amended (the “Securities Act”), in reliance upon exclusions and exemptions from the registration provisions of such laws. In addition, no attempt has been made to qualify the offer and sale of the Granted Shares under any state’s “blue sky” laws, also in reliance upon exemptions and exclusions from the requirement that a permit for issuance of securities be procured.

In connection with the acquisition of the above-listed Granted Shares, the undersigned Grantee represents and warrants to, and agrees with, the Company as follows:

(1) Pre-existing Relationship or Experience. Grantee has a preexisting personal or business relationship with the Company, Walker Digital, LLC (“Walker Digital”) and certain other the shareholders of the Company and/or one or more of its officers or controlling persons, and in addition, by reason of Grantee’s business and financial experience (including, without limitation, experience in making investments similar to its investment in the Company), Grantee is capable of evaluating the risks and merits of an investment in the Company and of protecting its own interests in connection with this investment, and Grantee has been afforded ample opportunity to ask any questions of the Company, the Company’s Board of Directors and Walker Digital, and has been satisfied with the responses to any such questions.

(2) High Risk Investment. Grantee understands that there is an extremely high degree of risk in this investment. An investment in this Company should not be made by any purchaser who cannot afford the loss of its entire investment. An investment in the Granted Shares is riskier than an investment in publicly traded securities of companies that are traded on stock exchanges, mutual funds, certificates of deposit, municipal bonds, corporate bonds, government obligations or securities purchased in firmly underwritten offerings. Only if Grantee is an investor who can tolerate such risk should Grantee purchase the Granted Shares. Furthermore, the Company may lack sufficient cash for its future operations and may therefore be dependent upon the proceeds of future offerings of Common Stock or other securities to finance its business.

(3) No Advertising. Grantee has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of the Granted Shares.

(4) Information Reviewed. Prior to the date on which Grantee invested in the Company, Grantee received and reviewed all information Grantee considered necessary or appropriate for deciding whether acquire the Shares. Prior to making its investment in the Company, Grantee had an opportunity to ask questions and receive answers from the Company and the Board regarding the terms and conditions of purchase of the Shares and the business, financial affairs, and other aspects of the Company. Prior to the date on which Grantee invested in the Company, Grantee had the opportunity to obtain all information (to the extent the Company possessed such information) that Grantee deemed necessary to evaluate its investment and to verify the accuracy of information otherwise provided to Grantee.

(5) Investment Intent. Grantee is acquiring the Granted Shares for investment purposes for Grantee’s own account and not with a view to or for sale in connection with any distribution of all or any part of the Granted Shares. Upon Grantee’s purchase, no other person will have any direct or indirect beneficial interest in or right to the Granted Shares.

(6) No Obligation to Register Other Than as Provided Under Restricted Stock Agreement. Grantee understands that, as of the date of Grantee’s investment in the Company, the Company and the Board are under no obligation to register or qualify the Granted Shares under the Securities Act or under any state securities law, or to assist it in complying with any exemption from registration and qualification, except to the extent provided in the Restricted Stock Agreement.

(7) Restricted Securities. Grantee acknowledges and understands that the Granted Shares constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Grantee’s investment intent as expressed herein. In this connection, Grantee understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Grantee’s representation was predicated solely upon a present intention to hold these Shares for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Granted Shares, or for a period of one (1) year or any other fixed period in the future. Grantee further understands that the Granted Shares must be held indefinitely unless the offer and sale of the Granted Shares are subsequently registered under the Securities Act or an exemption from such registration is available. Grantee is familiar with the provisions of Rule 144, promulgated under the Securities Act, which, in substance, provides only limited means for the resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering, subject to the satisfaction of certain conditions. At any time that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, Grantee may be able to resell the Granted Shares, subject to the satisfaction of the applicable conditions specified by Rule 144, including (1) the availability of certain current public information about the Company, (2) the resale occurring more than a specified period after Grantee’s purchase and full payment (within the meaning of Rule 144) for the Granted Shares; (3) the amount of Granted Shares being sold during any three-month period not exceeding specified limitations, (4) the resale being made in an unsolicited “broker’s transaction”, transactions directly with a “market maker” or “riskless principal transactions” (as those terms are defined under the Securities Exchange Act of 1934) and (5) the timely filing of a Form 144, if applicable.

Grantee further understands that, in the event all of the applicable requirements of Rule are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption shall be required (subject to very limited exceptions for private resales); and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 shall have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Grantee understands that no assurances can be given that any such other registration exemption shall be available in such event.

GRANTEE:

IP NAVIGATION GROUP, LLC

By:	/s/ Erich Spangenberg
Name:	Erich Spangenberg
Title:	CEO